Exhibit 99.1

Biomea Fusion Announces Leadership Transition

Board member Mick Hitchcock named interim CEO replacing Thomas Butler.

COO and President Ramses Erdtmann continuing at Biomea in current role.

REDWOOD CITY, California, March 25, 2025 — Biomea Fusion, Inc. (“Biomea,” or the “Company”) (Nasdaq: BMEA), a clinical-stage diabetes and obesity medicines company, announced today an executive leadership change to help ensure the company realizes its full potential developing a novel therapy for diabetes. Specifically, Mick Hitchcock, a current board member since 2021, will succeed Thomas Butler as interim Chief Executive Officer. The change is effective immediately.

“As a long-time member of Biomea’s Board, I’ve had the privilege of closely supporting the company’s mission and strategic direction,” said Michael J.M. Hitchcock, Ph.D., Interim Chief Executive Officer and Board Member of Biomea Fusion. “I’m honored to step into this leadership role at such a promising moment in our development. The recent clinical progress with icovamenib, especially the positive Phase II data in insulin-deficient patients, marks a major milestone in our pursuit of a disease-modifying therapy for diabetes. I look forward to working even more closely with the exceptional Biomea team as we advance late-stage development efforts, prepare for regulatory engagement, and continue building a pipeline of innovative covalent therapies. Our mission remains clear: We aim to cure, and I’m committed to helping lead us there.”

Dr. Michael J. M. Hitchcock, Ph.D. (Mick) has served as a member of the Company’s board since March 2021. Dr. Hitchcock is currently a Past Chair of the University of Nevada, Reno (UNR) Foundation and Adjunct Professor of Microbiology at UNR Medical School, a position in which he has served since July 2016. Dr Hitchcock’s career in pharmaceutical research and development initially began with Bristol-Myers Squibb, where he served in several infectious disease research and project planning roles from 1980 through 1993. He joined Gilead Sciences, Inc. in 1993 and during his 27 years with the Company, he held a variety of positions, including vice president roles with responsibility for project and portfolio management, alliance management, strategic planning, medical affairs and specific areas of research. He also served as Senior Advisor at Gilead from 2009 through November 2019. During his career, he was involved in the development and commercialization of a number of anti-infective agents, primarily antivirals for treatment of HIV, HBV, influenza, CMV and other viral diseases. Dr. Hitchcock holds a Ph.D. in microbiology from the University of Melbourne, Australia and B.Sc. and M.Sc. degrees in biochemistry from the University of Manchester Institute of Science and Technology, England. He also conducted post-doctoral research at Georgetown University and NIH prior to joining industry.

Biomea continues to develop its product candidates for the treatment of diabetes based on its novel menin inhibition science.

“On behalf of the Board, we would like to thank Tom Butler for his important contributions to Biomea and his leadership to date,” said Dr. Hitchcock.

About Biomea Fusion

Biomea is a clinical-stage diabetes and obesity medicines company focused on the discovery and development of oral covalent small molecules to improve the lives of patients with diabetes, obesity, and metabolic disease. A covalent small molecule is a synthetic compound that forms a permanent bond to its target protein and offers a number of potential advantages over conventional non-covalent drugs, including greater target selectivity, lower drug exposure, and the ability to drive a deeper, more durable response.

We are utilizing our proprietary FUSION™ System to discover, design and develop a pipeline of next-generation covalent-binding small-molecule medicines designed to maximize clinical benefit for patients. We aim to have an outsized impact on the treatment of disease for the patients we serve. We aim to cure.

Visit us at biomeafusion.com and follow us on LinkedIn, X and Facebook.

Contact:

Meichiel Jennifer Weiss

Sr. Director, Investor Relations and Corporate Development

IR@biomeafusion.com